Exhibit 99.1

February 24, 2021	Edward Vallejo
Vice President, Investor Relations
856-955-4445
edward.vallejo@amwater.com

Maureen Duffy
Senior Vice President, Communications and External Affairs
856-955-4163
maureen.duffy@amwater.com

AMERICAN WATER REPORTS 2020 RESULTS

ANNOUNCES 2021 GUIDANCE, LONG-TERM GROWTH TARGETS, AND CAPITAL INVESTMENT PLANS

•	Strong 2020 results of $3.91 per share, an increase of 14% over 2019 results of $3.43 per share

•	2021 diluted earnings per share guidance range of $4.18 to $4.28

•	Five-year EPS compound annual growth rate (CAGR) of 7 to 10%

•	Increasing regulated investment over the next 10 years

•	Continued ESG priorities with new environmental goals

CAMDEN, N.J., February 24, 2021 - American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today reported 2020 results of $3.91 per share, compared to $3.43 per share in 2019. The Company today also announced 2021 diluted earnings per share guidance, long-term EPS growth targets, and capital investment plans.

“Highlights of our achievements in 2020, an unprecedented year, include approximately $1.9 billion in capital investment, continued cost management, success in growth with 23 completed regulated acquisitions, the addition of our 17th military installation contract, and the execution of enhanced COVID-19 safety protocols,” said Walter Lynch, president and CEO of American Water.

“We will continue to build on that momentum in 2021, providing essential services across our footprint, investing much needed capital of just under $2 billion for infrastructure replacement, resiliency, and strategic growth where we create the most value for all of our stakeholders and an unrelenting commitment to safety and operational excellence,” added Lynch. “Our 2021 earnings guidance and long-term targets are based on the continued execution of our strategic goals from the outstanding dedication and performance of our employees.”

2021 Investor Day

American Water will host a virtual 2021 Investor Day on February 25, 2021, at 9:00 a.m. Eastern Standard Time. The event will feature presentations by Walter Lynch, president and chief executive officer; Susan Hardwick, executive vice president and chief financial officer; and other company leaders. The company will outline its vision and strategy for the future and discuss strategic activities to drive value creation. The company will also discuss an increased capital investment program to provide reliable and sustainable water and wastewater services and its ongoing effort to enhance customer experience.

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Interested parties may access the video webcast through a link on the Company’s Investor Relations website at ir.amwater.com. Presentation slides that will be used in conjunction with the event will also be made available online. The Company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.

Following the event, an archive of the webcast will be available for one year on American Water’s investor relations website at ir.amwater.com/events.

The company’s earnings guidance, capital spending, dividend growth, rate base growth and O&M efficiency forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

2021 Earnings Guidance and Long-Term Outlook

•	2021 earnings guidance range of $4.18 to $4.28 per share

•	Long-term EPS growth expectation of 7-10% for 2021-2025

•	2021-2025 investment plan of $10.3-$10.5 billion and expected $22-$25 billion for the 10-year period of 2021-2030

•	2021-2025 rate base growth expectation of 7-8%

•	2021-2025 dividend growth expectation at the high end of 7-10%

•	2021-2025 plan includes $700 million of public equity issuances to support growth

•	2025 O&M efficiency target of 30.4%

Consolidated Results

For the three months ended December 31, 2020, earnings were $0.80 per share, compared to $0.54 per share in the same period of 2019, an increase of $0.26 per share. Results for the Regulated Business increased $0.01 per share and results from the Market-Based Business increased $0.22 per share. Parent Company results improved $0.03 per share in the fourth quarter of 2020 as compared to the same period in 2019. Consolidated results reflect a $0.02 per share benefit from depreciation not recorded as required by assets held for sale accounting in 2020 and the loss of $0.19 per share on the disposal of Keystone Clearwater Solutions in the fourth quarter of 2019.

For the twelve months ended December 31, 2020, earnings were $3.91 per share, compared to $3.43 per share in the same period of 2019, an increase of $0.48 per share. Results from the Regulated Business increased $0.33 per share, while the Market-Based Businesses’ results improved $0.24 per share compared to 2019. Parent Company results were $0.09 per share lower in 2020 as compared to 2019, due primarily to higher interest expense. Regulated results are higher from the impact of increased revenues from new rates in effect as well as earnings from acquisitions, offset somewhat by higher operation and maintenance costs and depreciation resulting from growth in the business. Regulated results also reflect an estimated $0.10 per share favorable impact year-over-year due to warmer and drier than normal weather across several of the Company’s subsidiaries in 2020 and unusually wet weather conditions in 2019. And finally, regulated results reflect a $0.06 per share benefit from depreciation not recorded as required by assets held for sale accounting in 2020. Market-Based Business results improved compared to 2019 from the addition of installations for the Military Services Group and new partnerships and price increases in the Homeowner Services Group. As compared to 2019, improved results in 2020 reflect the $0.19 per share loss on the disposal of Keystone Clearwater Solutions in the fourth quarter of 2019. Market-Based Business and consolidated results also include an estimated $0.02 per share unfavorable impact from the COVID-19 pandemic, primarily in the Homeowner Services Group.

In 2020, the Company made capital investments of $1.9 billion, including $1.8 billion dedicated primarily to infrastructure improvements in the Regulated Businesses and $135 million for regulated acquisitions.

Regulated Businesses

The Regulated Businesses’ net income was $154 million and $715 million in 2020, compared to $152 million and $654 million in 2019 for the fourth quarter and year to date period, respectively. The increases are primarily due to additional authorized revenues from infrastructure investments, acquisitions and organic growth, offset somewhat by higher O&M expenses and depreciation to support regulated acquisitions and other growth.

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For the quarter, Regulated Businesses revenue increased approximately $16 million from additional authorized revenues from infrastructure investments, acquisitions and organic growth, partially offset by a decrease in other operating revenues due to the impacts of the Tax Cuts and Jobs Act. O&M expenses were higher by $19 million to support regulated acquisitions and other growth, while depreciation increased $10 million, mainly related to infrastructure investment growth.

For the year, Regulated Businesses revenue increased approximately $161 million from additional authorized revenues from infrastructure investments, acquisitions and organic growth and an estimated $23 million from warmer than normal weather in 2020 and unusually wet weather conditions during 2019, partially offset by a decrease in other operating revenues due to the impacts of the Tax Cuts and Jobs Act. O&M expenses were higher by $76 million to support growth in the Regulated Businesses and depreciation increased by $33 million, mainly related to infrastructure investment growth.

The Company expects additional annualized revenues of approximately $56 million from general rate cases, including step increases, and approximately $95 million from infrastructure surcharges that have been completed. The Company is in various stages of general rate cases in four jurisdictions and filed for infrastructure surcharges in two jurisdictions, for a total annualized revenue request of approximately $208 million.

For the year 2020, the Company’s adjusted regulated O&M efficiency ratio (a non-GAAP financial measure) was 34.3%, compared to 34.5% for 2019.

Market-Based Businesses

In the fourth quarter of 2020, net income in the Market-Based Businesses was $23 million, compared to a net loss of $18 million for the same period in 2019. 2019 results include a loss of $35 million on the disposal of Keystone Clearwater Solutions.

Net income in the Market-Based Businesses in 2020 was $91 million, compared to $46 million for the same period in 2019. Military Services Group benefited from the addition of two installations (Joint Base San Antonio and U.S. Military Academy at West Point, New York), which were awarded in the third quarter of 2019. The Company became fully operational on these installations as of June 1, 2020. In addition, results from the Homeowner Services Group were higher on new partnerships and price increases in 2020. Partially offsetting these increases were estimated impacts from the COVID-19 pandemic on the Homeowner Services Group from increased claims that likely have resulted from more work from home activity. Lastly, 2019 results include the previously mentioned $35 million loss on the disposal of Keystone Clearwater Solutions.

Dividends

On December 10, 2020, the Company’s board of directors declared a quarterly cash dividend payment of $0.55 per share of common stock payable on March 2, 2021, to all shareholders of record as of February 8, 2021.

Non-GAAP Financial Measures

This press release includes a presentation of adjusted Regulated O&M efficiency ratio, which excludes from its calculation estimated purchased water and other revenues and purchased water expenses, the impact of certain activities related to the Freedom Industries chemical spill, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. This item constitutes a “non-GAAP financial measure” under SEC rules. The items discussed above were excluded from the calculation as they are not reflective of management’s ability to increase the efficiency of the Regulated Businesses.

This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. This non-GAAP financial measure supplements and should be read in conjunction with the Company’s GAAP disclosures and should be considered as an addition to, and not a substitute for, any GAAP measure. Management believes that this non-GAAP financial measure is useful to the Company’s investors because it directly measures improvement in the operating performance and efficiency of the Regulated Businesses. The Company’s adjusted Regulated O&M efficiency ratio is not based on a standard, objective industry definition or method of calculation and may not be comparable to other companies’ operating measures, and thus it may have significant limitations on its use.

Set forth in this release is a table that reconciles each of the components used to calculate adjusted Regulated O&M efficiency ratio to the most directly comparable GAAP financial measure.

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Management is unable to present a reconciliation of adjustments to the components of the forward-looking Regulated O&M efficiency ratio without unreasonable effort because management cannot reliably predict the nature, amount or probable significance of all of the adjustments for future periods; however, these adjustments may, individually or in the aggregate, cause the non-GAAP financial measure component of the forward-looking ratio to differ significantly from the most directly comparable GAAP financial measure.

About American Water

With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The Company employs approximately 7,000 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to over 15 million people in 46 states. More information can be found by visiting amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release including, without limitation, 2021 earnings guidance, future capital spending amounts, rate base and dividend growth projections, the impacts to the Company of the COVID-19 pandemic, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and/or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results of levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower rates and regulatory responses to COVID-19; the timeliness and outcome of regulatory commissions’ and other authorities’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions and dispositions, taxes, permitting, water supply and management, and other decisions; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts, impacts of the COVID-19 pandemic, or otherwise; a loss of one or more large industrial or commercial customers due to adverse economic conditions, the COVID-19 pandemic, or other factors; limitations on the availability of the Company’s water supplies or sources of water, or restrictions on its use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors; changes in laws, governmental regulations and policies, including with respect to environmental, health and safety, consumer and data privacy, water quality and water quality accountability, contaminants of emerging concern, public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections and changes in federal, state and local executive administrations; weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds, coastal and intercoastal flooding, pandemics (including COVID-19) and epidemics, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms, sinkholes and solar flares; the outcome of litigation and similar governmental and regulatory proceedings, investigations or actions; the risks associated with the Company’s aging infrastructure, and its ability to appropriately maintain and replace current infrastructure and systems, including its technology and other assets, and manage the expansion of its businesses; exposure or infiltration of the Company’s technology and critical infrastructure systems, including the disclosure of sensitive, personal or confidential information contained therein, through physical or cyber attacks or other means; the Company’s ability to obtain permits and other approvals for projects and construction of various water and wastewater facilities; changes in the Company’s capital requirements; the Company’s ability to control operating expenses and to achieve operating efficiencies; the intentional or unintentional acts of a third party, including contamination of the Company’s water supplies or water provided to its customers; the Company’s ability to obtain adequate and cost-effective supplies of equipment (including personal protective equipment), chemicals, electricity, fuel, water and other raw materials; the Company’s ability to successfully meet growth projections for the Regulated Businesses and the Market-Based Businesses, either individually or in the aggregate, and capitalize on growth opportunities, including, among other things, with respect to acquiring, closing and successfully integrating regulated operations and market-based businesses, entering into contracts and other agreements with, or otherwise obtaining, new customers or partnerships in the Market-Based Businesses, and realizing anticipated benefits and synergies from new acquisitions; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security

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regulations; cost overruns relating to improvements in or the expansion of the Company’s operations; the Company’s ability to successfully develop and implement new technologies and to protect related intellectual property; the Company’s ability to maintain safe work sites; the Company’s exposure to liabilities related to environmental laws and similar matters resulting from, among other things, water and wastewater service provided to customers; changes in general economic, political, business and financial market conditions, including without limitation conditions and collateral consequences associated with the current pandemic health event resulting from COVID-19; access to sufficient debt and/or equity capital on satisfactory terms and when and as needed to support operations and capital expenditures; fluctuations in interest rates; ability to comply with affirmative or negative covenants in current or future indebtedness of the Company or any of its subsidiaries, or the issuance of new or modified credit ratings or outlooks by credit rating agencies with respect to the Company or any of its subsidiaries, or on any of their current or future indebtedness, which could increase financing costs or funding requirements or affect the Company’s or its subsidiaries’ ability to issue, repay or redeem debt, pay dividends or make distributions; fluctuations in the value of benefit plan assets and liabilities that could increase the Company’s cost and funding requirements; changes in federal or state general, income and other tax laws, including future significant tax legislation, further rules, regulations, interpretations and guidance by the U.S. Department of the Treasury and state or local taxing authorities related to the enactment of the Tax Cuts and Jobs Act, the availability of, or the Company’s compliance with, the terms of applicable tax credits and tax abatement programs, and the Company’s ability to utilize its U.S. federal and state income tax net operating loss carryforwards; migration of customers into or out of the Company’s service territories; the use by municipalities of the power of eminent domain or other authority to condemn the systems of one or more of the Company’s utility subsidiaries, or the assertion by private landowners of similar rights against such utility subsidiaries; any difficulty or inability to obtain insurance for the Company, its inability to obtain insurance at acceptable rates and on acceptable terms and conditions, or its inability to obtain reimbursement under existing or future insurance programs and coverages for any losses sustained; the incurrence of impairment charges related to the Company’s goodwill or other assets; labor actions, including work stoppages and strikes; the Company’s ability to retain and attract qualified employees; civil disturbances or unrest, or terrorist threats or acts, or public apprehension about future disturbances, unrest, or terrorist threats or acts; and the impact of new, and changes to existing, accounting standards.

These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in American Water’s annual, quarterly and other SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements speak only as of the date of this press release. American Water does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the federal securities laws. Furthermore, it may not be possible to assess the impact of any such factor on the Company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

AWK-IR

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations

(In millions, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
	(Unaudited)
Operating revenues	$923	$902	$3,777	$3,610

Operating expenses:
Operation and maintenance	429	412	1,622	1,544
Depreciation and amortization	153	152	604	582
General taxes	78	71	303	280
Loss on asset dispositions and purchases	—	43	—	34
Impairment charge	—	—	—	—

Total operating expenses, net	660	678	2,529	2,440

Operating income	263	224	1,248	1,170

Other income (expense):
Interest, net	(99)	(98)	(395)	(382)
Non-operating benefit costs, net	12	4	49	16
Other, net	5	6	22	29

Total other income (expense)	(82)	(88)	(324)	(337)

Income before income taxes	181	136	924	833
Provision for income taxes	36	38	215	212

Net income attributable to common shareholders	$145	$98	$709	$621

Basic earnings per share: (a)
Net income attributable to common shareholders	$0.80	$0.54	$3.91	$3.44

Diluted earnings per share: (a)
Net income attributable to common shareholders	$0.80	$0.54	$3.91	$3.43

Weighted-average common shares outstanding:
Basic	181	181	181	181

Diluted	181	181	182	181

(a)	Amounts may not calculate due to rounding.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets

(In millions, except share and per share data)

	December 31, 2020	December 31, 2019
ASSETS
Property, plant and equipment	$25,614	$23,941
Accumulated depreciation	(5,904)	(5,709)

Property, plant and equipment, net	19,710	18,232

Current assets:
Cash and cash equivalents	547	60
Restricted funds	29	31
Accounts receivable, net of allowance for uncollectible accounts of $60 and $41, respectively	321	294
Unbilled revenues	206	172
Materials and supplies	47	44
Assets held for sale	629	566
Other	127	118

Total current assets	1,906	1,285

Regulatory and other long-term assets:
Regulatory assets	1,127	1,128
Operating lease right-of-use assets	95	103
Goodwill	1,504	1,501
Postretirement benefit assets	173	159
Intangible assets	55	67
Other	196	207

Total regulatory and other long-term assets	3,150	3,165

Total assets	$24,766	$22,682

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets

(In millions, except share and per share data)

	December 31, 2020	December 31, 2019
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value; 500,000,000 shares authorized; 186,466,707 and 185,903,727 shares issued, respectively)	$2	$2
Paid-in-capital	6,747	6,700
Retained earnings (accumulated deficit)	102	(207)
Accumulated other comprehensive loss	(49)	(36)
Treasury stock, at cost (5,168,215 and 5,090,855 shares, respectively)	(348)	(338)

Total common shareholders’ equity	6,454	6,121

Long-term debt	9,329	8,639
Redeemable preferred stock at redemption value	4	5

Total long-term debt	9,333	8,644

Total capitalization	15,787	14,765

Current liabilities:
Short-term debt	1,282	786
Current portion of long-term debt	329	28
Accounts payable	189	203
Accrued liabilities	591	596
Accrued taxes	50	46
Accrued interest	88	84
Liabilities related to assets held for sale	137	128
Other	215	174

Total current liabilities	2,881	2,045

Regulatory and other long-term liabilities:
Advances for construction	270	240
Deferred income taxes and investment tax credits	2,113	1,893
Regulatory liabilities	1,770	1,806
Operating lease liabilities	81	89
Accrued pension expense	388	411
Other	83	78

Total regulatory and other long-term liabilities	4,705	4,517

Contributions in aid of construction	1,393	1,355
Commitments and contingencies

Total capitalization and liabilities	$24,766	$22,682

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American Water Works Company, Inc. and Subsidiary Companies

Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

(Dollars in millions)	2020	2019	2018
Total operation and maintenance expenses	$1,622	$1,544	$1,479
Less:
Operation and maintenance expenses—Market-Based Businesses	389	393	362
Operation and maintenance expenses—Other	(25)	(31)	(42)

Total operation and maintenance expenses—Regulated Businesses	1,258	1,182	1,159
Less:
Regulated purchased water expenses	149	135	133
Allocation of non-operation and maintenance expenses	41	31	31
Impact of Freedom Industries settlement activities (a)	—	(4)	(20)

Adjusted operation and maintenance expenses—Regulated Businesses (i)	$1,068	$1,020	$1,015

Total operating revenues	$3,777	$3,610	$3,440
Less:
Operating revenues—Market-Based Businesses	540	539	476
Operating revenues—Other	(18)	(23)	(20)

Total operating revenues—Regulated Businesses	3,255	3,094	2,984
Less:
Regulated purchased water revenues (b)	149	135	133
Other revenue	(7)	—	—

Adjusted operating revenues—Regulated Businesses (ii)	$3,113	$2,959	$2,851

Adjusted O&M efficiency ratio—Regulated Businesses (i) / (ii)	34.3%	34.5%	35.6%

(a)

Includes the impact of a settlement in 2018 with one of the Company’s general liability insurance carriers, and a reduction in the first quarter of 2019 of a liability, each related to the Freedom Industries chemical spill in West Virginia.

(b)	The calculation assumes regulated purchased water revenues approximate regulated purchased water expenses.

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